Exhibit 99.1

News Release

Contact:	David Higie
Phone:	(412) 269-6449
Release:	Immediate (Aug. 11, 2008)
BAKER ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER OF 2008; ACHIEVES RECORD EARNINGS FOR SECOND QUARTER AND FIRST SIX MONTHS
     PITTSBURGH — Michael Baker Corporation (Amex:BKR) today announced its financial results for the second quarter and first six months of 2008, including substantial growth in diluted earnings per share compared to the same periods in 2007 on lower period-over-period revenue. These results include the Company’s recently restated results for the second quarter and first half of 2007.
     For the quarter, Baker reported net income of $8.3 million, or a record $0.93 per diluted common share, on revenues of $171 million, compared to net income of $6.1 million, or $0.69 per diluted common share, on revenues of $186 million in the second quarter of 2007. Earnings growth in the current period resulted primarily from profitability improvements on certain federal and state infrastructure projects, and an increase in work performed for the Company’s unconsolidated joint venture operating in Iraq. The decrease in revenue for the current period is attributable to a 34 percent decline in Energy segment revenue, which was partially offset by a revenue growth of 15 percent in the Engineering segment.
     Engineering segment revenue in the second quarter of 2008 was $113.5 million, compared to $98.7 million in the year-ago period. The year-over-year growth is due primarily to an increase in work performed in support of the Department of Homeland Security’s efforts to secure U.S. borders, the Iraq work mentioned previously, an increase in transportation-related revenue, and growth in most of the Company’s other engineering practice areas. Operating income before corporate overhead allocations in Engineering grew 46 percent for the second quarter of 2008, compared to the same period in 2007, with the major factor being the improved revenue volume. Operating income before corporate overhead allocations expressed as a percentage of Engineering segment revenues was 13.9 percent for second quarter 2008, compared to 10.9 percent in second quarter 2007. This strong performance was achieved despite a $2.6 million reduction in project incentive awards in the current quarter compared to the second quarter of 2007.
     Second quarter 2008 revenues in the Energy segment decreased 34 percent from the same period last year, due largely to a client’s sale of properties and the resulting termination of a managed services contract during the third quarter of 2007, and a change in the scope and subsequent cancellation of another managed services contract. This decline was partially offset by an increase in international revenue, primarily in Nigeria. The Energy segment’s operating income before corporate overhead allocations decreased significantly from the second quarter of 2007, due mainly to the adverse impact of $3.3 million in professional fees related to the recent restatement of the Company’s financial results. As a result, operating income before corporate overhead allocations expressed as a percentage of segment revenues was 2.3 percent for the current quarter of 2008, compared to 4.7 percent in the second quarter of 2007.
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ADD ONE – BAKER FINANCIAL RESULTS FOR SECOND QUARTER 2008
     For the first six months of 2008, the Company recorded net income of $14.4 million, or a record $1.62 per diluted common share, on revenues of $346 million, compared with net income of $7.6 million, or $0.86 per diluted common share, on revenues of $355 million in the first half of 2007. This significantly improved performance results from the several factors mentioned above, as well as a non-recurring project settlement.
     The provision for income tax rate for the first six months of 2008 was 42 percent of income before taxes, compared to 46 percent for the same period last year.
     Total backlog for the Engineering and Energy businesses at June 30, 2008, was $1.32 billion, essentially the same as the total backlog at December 31, 2007. Of these totals, $483 million and $426 million at June 30, 2008, and December 31, 2007, respectively, are considered funded backlog for the Engineering segment. Included in funded backlog at March 31, 2008, was $62 million related to the Company’s FEMA Map Modernization contract, compared to $57 million at December 31, 2007.
     On the balance sheet as of June 30, 2008, the Company had no long-term debt and a cash balance of approximately $42 million.
     Commenting on the results, President and Chief Executive Officer Bradley L. Mallory, said, “We are very pleased with our results for the second quarter and first half of the year, and in particular, the continued strong performance of our Engineering segment in both the federal and state infrastructure markets. Although our Energy business has underperformed to date compared to last year at this time, we are encouraged by its steady improvement during the first six months of this year.” He added that, “The Company remains committed to its business strategy of organic growth, acquisitions, and improving business processes in Engineering, as well as continuing to evaluate strategic options for the Energy business.”
     Michael Baker Corporation (http://www.mbakercorp.com) provides engineering and operations and maintenance services for its clients’ most complex challenges worldwide. The firm’s primary practice areas are aviation, environmental, facilities, geospatial information technologies, pipelines & telecommunications, transportation, water/wastewater, and oil & gas. With more than 4,500 employees in over 40 offices across the United States and internationally, Baker is focused on providing services that span the complete life cycle of infrastructure and managed asset projects.
Conference Call
     Michael Baker Corporation has scheduled a conference call and webcast for Wednesday, August 13, at 10:00 AM Eastern Daylight Savings Time to discuss these results. Please call 800-860-2442 at least 10 minutes prior to the start of the call. To access the webcast, please visit the investor relations portion of Baker’s website at www.mbakercorp.com.
(The above information contains forward-looking statements concerning our future operations and performance. Forward-looking statements are subject to market, operating and economic risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein. Factors that may cause such differences include, among others: increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in our relationship and/or contracts with the Federal Emergency Management Agency (“FEMA”); changes in anticipated levels of government spending on infrastructure, including the Safe, Accountable, Flexible, Efficient Transportation Equity Act—A Legacy for Users (“SAFETEA-LU”); changes in loan relationships or sources of financing; changes in management; changes in information systems; late SEC filings; and, the restatement of financial results. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)
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ADD TWO — BAKER FINANCIAL RESULTS FOR SECOND QUARTER 2008
FINANCIAL SUMMARY
(Unaudited)
Operating Results
(In thousands, except earnings per share)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2008	2007	2008	2007
		Restated		Restated
Revenues	$170,878	$185,833	$345,752	$355,465

Gross profit	32,251	27,673	58,967	48,348

Income from operations	13,505	10,534	23,315	13,625

Income before income taxes	14,401	11,071	24,983	14,018

Net income	$8,258	$6,086	$14,372	$7,636

Weighted average shares outstanding:
Basic	8,810	8,728	8,801	8,702
Diluted	8,869	8,859	8,880	8,830

Earnings per share:
Basic	$0.94	$0.70	$1.63	$0.88
Diluted	$0.93	$0.69	$1.62	$0.86

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ADD THREE — BAKER FINANCIAL RESULTS FOR SECOND QUARTER 2008
Segment results
(In millions)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2008	2007	2008	2007
		Restated		Restated
Revenues
Engineering	$113.5	$98.7	$222.2	$189.0
Energy	57.4	87.1	123.6	166.5

Total revenues	$170.9	$185.8	$345.8	$355.5

Income from operations before Corporate overhead
Engineering	$15.8	$10.8	$28.8	$20.5
Energy	1.3	4.1	2.6	3.6

Total segment income from operations before Corporate overhead	17.1	14.9	31.4	24.1

Less: Corporate overhead
Engineering	(3.0)	(3.3)	(6.4)	(7.3)
Energy	(1.1)	(1.2)	(2.5)	(2.7)

Total Corporate overhead	(4.1)	(4.5)	(8.9)	(10.0)

Total income/(loss) from operations
Engineering	12.8	7.5	22.4	13.2
Energy	0.2	2.9	0.1	0.9
Other Corporate income/(expense)	0.5	0.1	0.8	(0.5)

Total income from operations	$13.5	$10.5	$23.3	$13.6

Backlog (In millions)
	As of
	June 30,	December 31,
	2008	2007
Engineering
Funded	$482.5	$425.6
Unfunded	648.4	696.6

Total Engineering	1,130.9	1,122.2
Energy	186.1	191.7

Total	$1,317.0	$1,313.9

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ADD FOUR — BAKER FINANCIAL RESULTS FOR SECOND QUARTER 2008
Condensed Balance Sheet
(In thousands)

	As of
	June 30,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$42,477	$22,052
Receivables, net	104,726	109,453
Unbilled revenues on contracts in progress	97,037	88,214
Prepaid expenses and other	9,113	14,718

Total current assets	253,353	234,437

Property, plant and equipment, net	16,372	16,776
Goodwill and other intangible assets, net	17,310	17,367
Other long-term assets	7,263	7,770

Total assets	$294,298	$276,350

LIABILITIES & SHAREHOLDERS’ INVESTMENT
Accounts payable	$46,530	$55,940
Accrued compensation and insurance	39,596	41,974
Other accrued expenses	40,215	36,123
Billings in excess of revenues on contracts in progress	26,345	15,771

Total current liabilities	152,686	149,808

Other long-term liabilities	12,097	11,485

Total liabilities	164,783	161,293

Common Stock	9,329	9,306
Additional paid-in capital	47,687	47,356
Retained earnings	77,432	63,060
Accumulated other comprehensive (loss)/income	(172)	96
Less — Treasury shares	(4,761)	(4,761)

Total shareholders’ investment	129,515	115,057

Total liabilities & shareholders’ investment	$294,298	$276,350

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